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                                                                   EXHIBIT 10.29



EPSON AMERICA, INC.

March 26, 1998

Mr. Phil Lawrence
Vice President, Operations
Words+, Inc.
40015 Sierra Highway
Building B-145
Palmdale, CA 93550


EPSON

20770 Madrona Avenue
PO. Box 2842
Torrance, California 90509-2842
Phone: 310.782.0770
FAX: 310.782.5220


RE: Understandings Concerning Discontinuation of EHT 400 and 410 Series

Dear Mr. Lawrence:

As our Dan McGuire advised you earlier this month, Epson has been forced to discontinue its EHT-400 and EHT-410 series hand-held terminals. A formal notice of discontinuation is enclosed.

The purpose of this letter agreement is to memorialize the understandings between Epson and Words+ in connection with the product discontinuance. If you agree with this letter, please countersign below and send us a fully-executed copy. This letter agreement will represent the complete understanding between Epson and Words+ on these matters, and will supersede any prior understandings. Any modification to this letter agreement must be in writing and signed by both parties.

1. Epson will fill the current booked orders of Words+. These are:

PO Number      Model Number   Ouantity      Price         Delivery Date
Al 16042       EHT-410CF      32            $2240.00      04/18/98
EHT41OHDD      340MB HDD      40            $470.00       04/18/98


2. Epson will accept a last order, from Words+ for 50 EHT-410 terminals, with 360MB hard disk drives, on these terms:

a) PO to be received by March 31, 1998.
b) PO must request shipment of all units by September 30, 1998.
c) Payment must be net 30 from invoice date.
d) PO may not be rescheduled or cancelled.

3. We understand that, for your own purposes, you are making modifications to the earphone jack and parallel port for the EHTs received. Also, for FCC approval purposes, we have authorized you to add a choke coil and filter capacitor to the DC input circuitry. Epson will have no responsibility for product performance, product liability or other issues that arise from the





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modifications to the ear phone jack or parallel port. In addition, Epson will have no responsibility for any such issues arising from the failure of Words+ to correctly perform the modifications to the DC input circuitry.

4. Similarly, Epson will have no responsibility for product performance, product liability or other issues that arise from use of the Epson products with hardware or software (including hard disk drive cards) not supplied by Epson.



EPSON AMERICA
Signed by: Mike Helm
Title: Group Manager
Date: March 26, 1998



WORDS+, INCORPORATED
Signed by: Philip Lawrence
Title: V.P. of Operations
Date: March 31, 1998




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Notice of Product Discontinuance
March 18, 1998


Effective immediately, Epson America has discontinued sale of its EHT-400 and 410 series hand-held terminals.

This action is made necessary for a number of reasons, but primarily because Epson's sole supplier for the terminal's hard disk drive card -- Integral Peripherals, Inc., of Boulder, Colorado -- has recently announced closure of its manufacturing plant and cessation of all sales and support for the cards.

Epson anticipates being able to fill currently-booked orders. The product warranty will continue to be honored.

Please contact your Epson sales representative if you have any questions about this announcement.